UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

     PROGENICS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	777 Old Saw Mill River Road Tarrytown, New York 10591 (Address of Principal Executive Offices) (Zip Code)	13-3379479 (I.R.S. Employer Identification No.)

1998 Employee Stock Purchase Plan
 (Full title of the plan)

Paul J. Maddon, M.D., Ph.D.
Chief Executive Officer and Chief Science Officer
Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
(Name and address of agent for service)

(914) 789-2800
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.0013 par value per share	1,000,000	$5.52	$5,520,000	$393.58

(1)
Shares issuable upon exercise of options to be granted pursuant to the Company’s 1998 Employee Stock Purchase Plan, as amended, together with such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of the Company’s common stock reported in the Nasdaq National Market on July 12, 2010.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is filed with the U.S. Securities and Exchange Commission by Progenics Pharmaceuticals, Inc., a Delaware corporation, in order to register an additional 1,000,000 shares of the Company’s Common Stock, par value $0.0013 per share, issuable upon exercise of options granted or to be granted under the Company’s 1998 Employee Stock Purchase Plan. The total number of shares now registered for issuance pursuant to the Plan is 4,400,000. Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference in this Registration Statement the contents of all prior registration statements relating to registration of the Company’s Common Stock under the Plan, including the exhibits thereto (Registration Nos. 333-56571, 333-119463, 333-143671, 333-151711 and 333-160392).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended. Documents containing such information are delivered to Plan participants as required by such Rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 15, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010;

(c)	The Company’s Current Reports on Form 8-K filed on February 4, March 12, March 15, May 10, May 28, June 7 and June 10, 2010; and

(d)
The description of the Company’s Common Stock in the Company’s Registration Statement on Form 8-A, dated September 29, 1997, File No. 0-23143 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including all amendments or reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. No such provision, however, may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company’s Restated Certificate of Incorporation contains such a provision.

Progenics’ Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify officers, directors, employees and agents of the Company to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

The Company has entered into Indemnification Agreements with each of its officers and directors, pursuant to which the Company has agreed to indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law.

The Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

Item 7. Exemption from Registration Claimed.

              Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits hereto:

Exhibit Number	Description

5.1	Opinion and Consent of David E. Martin, Associate General Counsel of the Company, with respect to the legality of the securities being registered

10.1	1998 Employee Stock Purchase Plan, as amended to date

23.1	Consent of Mr. Martin (contained in his opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

Item 9. Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions specified in clauses 1 and 2 of Item 512(h) of Regulation S-K under the Exchange Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on July 13, 2010.

PROGENICS PHARMACEUTICALS, INC.

By: /s/ Paul J. Maddon
Paul J. Maddon
Chief Executive Officer and Chief Science Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Peter J. Crowley Peter J. Crowley	Chairman of the Board	July 13, 2010

/s/ Paul J. Maddon Paul J. Maddon	Chief Executive Officer, Chief Science Officer and Director (Principal Executive Officer)	July 13, 2010

/s/ Robert A. McKinney Robert A. McKinney	Chief Financial Officer, Senior Vice President, Finance & Operations and Treasurer (Principal Financial and Accounting Officer)	July 13, 2010

/s/ Charles A. Baker Charles A. Baker	Director	July 13, 2010

/s/ Mark R. Baker Mark R. Baker	President and Director	July 13, 2010

/s/ Kurt W. Briner Kurt W. Briner	Director	July 13, 2010

/s/ Mark F. Dalton Mark F. Dalton	Director	July 13, 2010

/s/ Stephen P. Goff Stephen P. Goff	Director	July 13, 2010

/s/ David A. Scheinberg David A. Scheinberg	Director	July 13, 2010

/s/ Nicole S. Williams Nicole S. Williams	Director	July 13, 2010